Exhibit 99.2

Baqsimi® (glucagon)

(A Product of Eli Lilly and Company)

Unaudited Abbreviated Financial Statements

As of March 31, 2023 and December 31, 2022

and for the Three Months Ended March 31, 2023 and 2022

Index to Abbreviated Financial Statements (Unaudited)

Abbreviated Financial Statements (Unaudited)

Statements of Assets Acquired3

Statements of Revenues and Direct Expenses4

Notes to Abbreviated Financial Statements5

Baqsimi® (glucagon)

(A Product of Eli Lilly and Company)

Statements of Assets Acquired

(Dollars in thousands)

	March 31, 2023	December 31, 2022
	(unaudited)
Intangible assets, net	$98,245.5	$100,299.3
Inventories	57,326.7	60,234.2
Equipment, net	21,159.1	22,244.1
Prepaid expenses	4,586.1	4,782.6
Total assets acquired	$181,317.4	$187,560.2

The accompanying notes are an integral part of these abbreviated financial statements.

Baqsimi® (glucagon)

(A Product of Eli Lilly and Company)

Statements of Revenues and Direct Expenses(Unaudited)1

(Dollars in thousands)

	Three Months Ended March 31,
	2023	2022
Revenue	$31,400.0	$29,211.5
Direct expenses:
Cost of sales	13,025.7	12,976.8
Marketing, selling, and administrative	4,872.9	5,920.0
Research and development	512.7	1,107.1
Total direct expenses	18,411.3	20,003.9
Revenue less direct expenses	$12,988.7	$9,207.6

The accompanying notes are an integral part of these abbreviated financial statements.

1 Omits certain expenses in accordance with applicable rules of the Securities and Exchange Commission (SEC). See Notes to Abbreviated Financial Statements.

Baqsimi® (glucagon)

(A Product of Eli Lilly and Company)

Notes to Abbreviated Financial Statements (Unaudited)

(Tables present dollars in thousands)

1.	Background

On April 21, 2023, Eli Lilly and Company (Lilly), entered into an Asset Purchase Agreement (APA) with Amphastar Pharmaceuticals, Inc (Amphastar), pursuant to which Amphastar will acquire global rights to Baqsimi® (glucagon). This transaction is subject to customary closing conditions and regulatory approval. At closing, Lilly and Amphastar will enter into a Manufacturing Services Agreement (MSA) and Locemia Assumption Agreement (LAA), substantially in the form of exhibits attached to the APA. Under the terms of the MSA, Amphastar has the right and obligation to purchase Baqsimi inventory from Lilly over a period of up to 18 months following closing. Under the terms of the LAA, Lilly will transfer and Amphastar will assume Lilly’s worldwide rights to Baqsimi and any remaining obligations under Lilly’s asset purchase agreement with Locemia Solutions ULC.

Baqsimi is the first and only nasally administered glucagon for the treatment of severe hypoglycemia in people with diabetes ages four years and above and is currently available in 27 markets worldwide. At closing, Lilly will receive a $500 million cash payment and will be entitled to an additional $125 million in cash upon the one year anniversary of the closing. Lilly will also be eligible to receive sales milestone payments of up to $450 million in aggregate.

2.	Summary of Significant Accounting Policies
a)	Basis of Presentation

The accompanying statements of assets acquired as of March 31, 2023 and December 31 2022, and of revenues and direct expenses for the three months ended March 31, 2023 and 2022 of the Baqsimi product of Lilly (the Unaudited Abbreviated Financial Statements) represent an incomplete presentation of Baqsimi assets, liabilities, revenues and expenses and are therefore not intended to represent the financial condition, results of operations or cash flows of Baqsimi. These Unaudited Abbreviated Financial Statements are based upon the APA, the MSA, the LAA and relief under SEC Regulation S-X Rule 3-05, Significant Acquisition Carveout Financial Statement Reporting Requirements, as amended, as the acquisition by Amphastar meets the criteria established by the SEC to provide abbreviated financial statements in lieu of full financial statements of the acquired business.

These financial statements should be read in conjunction with the audited abbreviated financial statements and footnotes of Baqsimi for the years ended December 31, 2022 and 2021 (the Financial Statements), that are filed as an exhibit to the same Form 8-K to which these financial statements are filed as an exhibit. The accounting policies used in preparing these financial statements are the same as those described in Note 2 to the Financial Statements.

b)	Use of Estimates and Assumptions in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make estimates about future events and assumptions that may affect the following: (i) the reported amounts of assets acquired and (ii) the reported amounts of revenues, including sales rebates, discounts, and returns, and direct expenses and related disclosures at the date of these financial statements and during each reporting period. Future events and their effects cannot be determined with certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and any such differences could be material. Also, the Unaudited Abbreviated Financial Statements include allocations and estimates that are not necessarily indicative of the amounts that would have resulted if Baqsimi had been operated as a stand- alone entity.

3.Intangible assets, net

Intangible assets, net consisted of the following

	March 31,	December 31,
	2023 (unaudited)	2022
Acquired developed technologies	$127,500.0	$127,500.0
Less accumulated amortization	(29,254.5)	(27,200.7)
Intangible assets, net	$98,245.5	$100,299.3

Amortization of intangibles assets was $2.1 million for each of the three months ended March 31, 2023 and 2022. As of March 31, 2023, the remaining weighted-average amortization period for intangible assets was approximately 13 years.

4.Inventories

Inventories consisted of the following:

	March 31,	December 31,
	2023 (unaudited)	2022
Finished products	$10,941.2	$9,968.7
Work in process	41,651.7	44,794.5
Raw materials and supplies	4,733.8	5,471.0
Inventories	$57,326.7	$60,234.2

5.	Equipment, net

Equipment, net consisted of the following:

	March 31,	December 31,
	2023 (unaudited)	2022
Equipment	$39,325.2	$39,325.2
Less accumulated depreciation	(18,166.1)	(17,081.1)
Equipment, net	$21,159.1	$22,244.1

Depreciation of equipment included in cost of sales was $1.1 million for each of the three months ended March 31, 2023 and 2022.

6. Subsequent Events

Subsequent events have been evaluated through June 27, 2023, the date these Unaudited Abbreviated Financial Statements were issued.